Exhibit 10.5

PURE STORAGE, INC.

2015 EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Pure Storage, Inc. (the “Company”), pursuant to its 2015 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth in this notice, in the Option Agreement, including any special terms and conditions for your country set forth in the appendix attached to the Option Agreement as Exhibit A (the “Appendix”), the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this notice and the Plan, the terms of the Plan will control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	☐ Incentive Stock Option[1]	☐ Nonstatutory Stock Option

Exercise Schedule:		Same as Vesting Schedule

Vesting Schedule:

Payment:	By one or a combination of the following items (described in the Option Agreement):

☐ By cash, check, bank draft or money order payable to the Company or to a Company Designee
☐ Pursuant to a Regulation T Program if the shares are publicly traded
☐ By delivery of already-owned shares if the shares are publicly traded, [subject to the Company’s consent at the time of exercise to the extent this option is a Nonstatutory Stock Option]
☐ If and only to the extent this option is a Nonstatutory Stock Option, and subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

[1]	If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than US $100,000 in value (measured by exercise price) in any calendar year. Any excess over US $100,000 is a Nonstatutory Stock Option.

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Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement (including the Appendix) and the Plan. Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement (including the Appendix) may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement (including the Appendix), and the Plan set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) options previously granted and delivered to Optionholder, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this option upon the terms and conditions set forth therein.

By accepting this option, Optionholder consents to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or to a Company Designee.

PURE STORAGE, INC.	OPTIONHOLDER:

By:
Signature	Signature
Title:	Date:
Date:

ATTACHMENTS: Option Agreement (including the Appendix), 2015 Equity Incentive Plan and Notice of Exercise

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ATTACHMENT I

OPTION AGREEMENT

PURE STORAGE, INC.

2015 EQUITY INCENTIVE PLAN

OPTION AGREEMENT

(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, including any special terms and conditions for your country set forth in the appendix attached hereto as Exhibit A (the “Appendix” and, together with the Option Agreement, the “Agreement”), Pure Storage, Inc. (the “Company”) has granted you an option under its 2015 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1. VESTING. Subject to the provisions contained herein, your option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service, except in the case of your death. If your Continuous Service terminates by reason of your death, vesting of your option will be accelerated and your executor, the administrator of your estate or your legal heirs may exercise your option in accordance with Section 7 below.

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.

3. EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES. If you are an Employee eligible for overtime compensation under the U.S. Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six (6) months. Consistent with the provisions of the U.S. Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or disability, (ii) a Corporate Transaction in which your option is not assumed, continued or substituted, (iii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).

4. METHOD OF PAYMENT. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a) Pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

(b) Subject to the consent of the Company at the time of exercise, if this option is a Nonstatutory Stock Option, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. You may not exercise your option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c) If this option is a Nonstatutory Stock Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment. Shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your obligations for Tax-Related Items (as defined in Section 10 below).

5. WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.

6. COMPLIANCE. In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, including any state, federal and foreign laws, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

7. TERM. You may not exercise your option before the Date of Grant or after the expiration of the option’s term. The term of your option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a) immediately upon the date on which the event giving rise to your termination of Continuous Service for Cause occurs (or, if required by law, the date of termination of Continuous Service for Cause);

(b) three (3) months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 7(d) below); provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above relating to “Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; provided further, if during any part of such three (3) month period, the sale of any Common Stock received upon exercise of your option would violate the Company’s insider trading policy, then your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service during which the sale of the Common Stock received upon exercise of your option would not be in violation of the Company’s insider trading policy. Notwithstanding the foregoing, if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant, and (B) the date that is three (3) months after the termination of your Continuous Service, and (y) the Expiration Date;

(c) twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 7(d)) below;

(d) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e) in certain circumstances upon the effective date of a Transaction as set forth in the Plan;

(f) the Expiration Date indicated in your Grant Notice; or

(g) the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the U.S. federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

For purposes of your option, your Continuous Service will be considered terminated (regardless of the reason of termination, whether or not later found to be invalid or in breach of employment or other laws or rules in the jurisdiction where you are providing service or the terms of your employment or service agreement, if any) effective as of the date that you cease to actively provide services to the Company or any Affiliate and will not be extended by any notice period (e.g., employment or service would not include any contractual notice or any period of “garden leave” or similar period mandated under employment or other laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any); the Board shall have exclusive discretion to determine when you are no longer actively employed or providing services for purposes of the Plan (including whether you still may be considered to be providing services while on a leave of absence).

8. EXERCISE.

(a) You may exercise the vested portion of your option during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable Tax-Related Items to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any Tax-Related Items.

(c) If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the Date of Grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

9. TRANSFERABILITY. Except as otherwise provided in this Section 9, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a) Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law, or comparable local law) while the option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b) Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2), or comparable local law, that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement. If this option is an Incentive Stock Option, this option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(c) Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this option and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate or your legal heirs will be entitled to exercise this option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

10. RESPONSIBILITY FOR TAXES.

(a) You acknowledge that, regardless of any action the Company or, if different, your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your option, including, but not limited to, the grant, vesting or exercise of your option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of your option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You acknowledge and agree that you will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates for Tax-Related Items arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by withholding from: (i) your wages or other cash compensation paid to you by the Company and/or the Employer, (ii) proceeds of the sale of shares of Common Stock acquired at exercise of your option and sold either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); and/or (iii) withholding a number of shares of Common Stock that are otherwise deliverable to you upon exercise having a fair market value determined by the Company as of the date of the relevant taxable or tax withholding event, as applicable.

(c) Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.

(d) You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. You acknowledge and agree that the Company may refuse to honor the exercise and refuse to issue or deliver the shares of Common Stock, or the proceeds of the sale of the shares of Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

11. NATURE OF GRANT. In accepting your option, you acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;

(b) the grant of the option is voluntary and occasional and does not create any contractual or other right to receive future grants of options (whether on the same or different terms), or benefits in lieu of options, even if options have been granted in the past;

(c) all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;

(d) this option and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company and shall not interfere with the ability of the Employer to terminate your employment or service relationship (if any);

(e) you are voluntarily participating in the Plan;

(f) this option and any shares of Common Stock acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation;

(g) this option and any shares of Common Stock acquired under the Plan, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h) the future value of the shares of Common Stock underlying the option is unknown, indeterminable, and cannot be predicted with certainty;

(i) if the underlying shares of Common Stock do not increase in value, the option will have no value;

(j) if you exercise the option and acquire shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value, even below the exercise price;

(k) unless otherwise provided in the Plan or by the Company in its discretion, the option and the benefits evidenced by this Agreement do not create any entitlement to have the option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock;

(l) neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the option or of any amounts due to you pursuant to the exercise of the option or the subsequent sale of any shares of Common Stock acquired upon exercise;

(m) no claim or entitlement to compensation or damages shall arise from forfeiture of this option resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any), and in consideration of the grant of this option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(n) this option and any shares of Common Stock acquired under the Plan, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliate.

12. NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

13. DATA PRIVACY. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other option grant materials by and among, as applicable, Employer, the Company and any other Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to Morgan Stanley Smith Barney LLC, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the Company, Morgan Stanley Smith Barney LLC and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Company or any Affiliate will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant options or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

14. NOTICES. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control. In addition, your option (and any compensation paid or shares issued under your option) is subject to recoupment in accordance with The U.S. Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

16. OTHER DOCUMENTS. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

17. VOTING RIGHTS. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

18. SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

19. LANGUAGE. If you have received this Agreement, or any other document related to your option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20. INSIDER TRADING RESTRICTIONS/MARKET ABUSE LAWS. You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell the shares of Common Stock or rights to the shares of Common Stock under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

21. APPENDIX. Notwithstanding any provisions in this Option Agreement, your option shall be subject to the special terms and conditions for your country set forth in the Appendix attached to this Option Agreement as Exhibit A. Moreover, if you relocate to one of the countries included therein, the terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Option Agreement.

22. IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, on any shares of Common Stock purchased under the Plan, to the extent the Company determines it is necessary or advisable for legal administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

23. GOVERNING LAW / VENUE. This Agreement is governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts within Santa Clara County, State of California, and no other courts, where this grant is made and/or to be performed.

24. MISCELLANEOUS.

(a) The rights and obligations of the Company under your option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

(c) You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option, and fully understand all provisions of your option.

(d) All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

*        *        *

This Agreement will be deemed to be signed by you upon the signing by you or otherwise by your acceptance of the Grant Notice to which it is attached.

EXHIBIT A

APPENDIX TO OPTION AGREEMENT

SPECIAL TERMS AND CONDITIONS FOR EMPLOYEES OUTSIDE THE UNITED STATES

Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or in the Option Agreement.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the option granted to you under the Plan if you reside and/or work in one of the countries listed below. If you are a citizen or resident (or are considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you relocate to another country after the grant of the option, the Company shall, in its discretion, determine to what extent the special terms and conditions contained herein shall be applicable to you.

Notifications

This Appendix may also include information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of August 2015. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you exercise the option or sell shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident (or are considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you relocate to another country after the grant of the option, the notifications contained herein may not be applicable to you in the same manner.

AUSTRALIA

Terms and Conditions

Breach of Law. Notwithstanding anything else in the Plan or the Option Agreement, you will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Employer is under no obligation to seek or obtain the approval of its shareholders in a general meeting for the purpose of overcoming any such limitation or restriction.

Notifications

Securities Law Information. If you acquire shares of Common Stock upon exercise of the option and subsequently offer the shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law, and you should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. You understand that the Australian bank assisting with the transaction may file the report on your behalf. If there is no Australian bank involved in the transfer, you will be required to file the report. You should consult with your personal advisor to ensure proper compliance with applicable reporting requirements in Australia.

AUSTRIA

Notifications

Exchange Control Information. If you hold shares of Common Stock acquired under the Plan outside Austria (even if held outside of Austria with an Austrian bank), you understand that you may need to submit an annual report to the Austrian National Bank using the form “Standmeldung/Wertpapiere.” An exemption applies if the value of the shares of Common Stock held outside Austria as of December 31 does not exceed €3,000,000 or the value of the shares as of any quarter does not exceed €30,000,000. If the former threshold is exceeded, annual reporting obligations are imposed, whereas if the latter threshold is exceeded, quarterly reports must be submitted. The deadline for filing the annual report is January 31 of the following year and the deadline for the quarterly report is the 15th of the month following the end of the respective quarter.

When the shares of Common Stock are sold or dividends are paid on such shares of Common Stock, there may be exchange control obligations if the cash received is held outside Austria, as a separate reporting requirement applies to any non-Austrian cash accounts. If the transaction volume of all of your cash accounts abroad exceeds €3,000,000, the movements and the balance of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, using the form “Meldungen SI-Forderungen und/oder SI-Verpflichtungen.” If the transaction value of all cash accounts abroad is less than €3,000,000, no ongoing reporting requirements apply.

BRAZIL

Terms and Conditions

Compliance with Law. By accepting the option and accepting the terms of the Agreement, you acknowledge and agree to comply with all applicable Brazilian laws and pay any and all applicable Tax-Related Items associated with the option, the sale of shares of Common Stock acquired under the Plan, and the receipt of any dividends paid on such shares of Common Stock.

Notifications

Exchange Control Information. If you are a Brazilian resident, you must submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is US$100,000 or more. If the aggregate value of such assets and rights is US$100,000,000 or more, the declaration is required quarterly. Assets and rights that must be reported include shares of Common Stock acquired under the Plan.

Tax on Financial Transaction (IOF). Payments to foreign countries (including the payment of the exercise price) and repatriation of funds into Brazil and the conversion between BRL and USD associated with such fund transfers may be subject to the Tax on Financial Transactions. It is your responsibility to comply with any applicable Tax on Financial Transactions arising from your participation in the Plan. You should consult with your personal tax advisor for additional details.

CANADA

Terms and Conditions

Method of Payment. Notwithstanding Section 4 of the Option Agreement and the Grant Notice, you are prohibited from paying the exercise price using the methods set forth in Section 4(b) or (c) of the Option Agreement.

Termination of Continuous Service. This provision replaces the last paragraph of Section 7 of the Option Agreement:

For purposes of your option, your Continuous Service will be considered terminated (regardless of the reason of termination, whether or not later found to be invalid or in breach of employment or other laws or rules in the jurisdiction where you are providing service or the terms of your employment or service agreement, if any) effective as of the date that is the earlier of (1) the date of termination of your Continuous Service; (2) the date on which you receive written notice of such termination; or (3) the date you no longer actively provide services to the Company or any Affiliate, regardless of any notice period or period of pay in lieu of such notice mandated under applicable laws (including, but not limited to, statutory law and/or common law); the Board shall have the exclusive jurisdiction to determine when you are no longer actively employed or providing services for purposes of the Plan (including whether you still may be considered to be employed or providing services while on a leave of absence).

The following provisions apply only if you reside in Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention («Agreement»), ainsi que cette Annexe, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy Consent. This provision supplements Section 14 of the Option Agreement:

You authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved with the administration of the Plan. You further authorize the Company and any Affiliate, Morgan Stanley Smith Barney LLC and any other stock plan service provider or any designated third party that may be selected by the Company in the future to assist with the Plan to disclose and discuss the Plan with their advisors. You also authorize the Company and any Affiliate to record such information and to keep such information in your employee file.

Notifications

Securities Law Information. You understand that you are permitted to sell shares of Common Stock acquired pursuant to the Plan through the designated broker appointed under the Plan, if any, provided the sale of the shares acquired pursuant to the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed.

Foreign Asset/Account Reporting Information. If you are a Canadian resident, you may be required to report your foreign property on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time in the year. Foreign property includes shares of Common Stock acquired under the Plan and may include the option. The option must be reported—generally at a nil cost—if the $100,000 cost threshold is exceeded because of other foreign property you hold. If shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares of Common Stock. The ACB ordinarily would equal the fair market value of the shares at the time of acquisition, but if you own other shares of Common Stock, this ACB may have to be leveraged with the ACB of the other shares. The form T1135 generally must be filed by April 30 of the following year. You should consult with a personal advisor to ensure compliance with the applicable reporting requirements.

FRANCE

Terms and Conditions

Language Acknowledgement. You confirm having read and understood the documents relating to the Plan, including the Agreement, with all terms and conditions included therein, which were provided in the English language. You accept the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée. Vous confirmez avoir lu et compris le Plan et cette convention («Agreement») et les Terms et Conditions, incluant tous leurs terms et conditions, qui ont été transmis en langue anglaise. Vouz acceptez les dispositions de ces documents en connaissance de cause.

Notifications

Option Type. The option is not intended to qualify for special tax or social security treatment in France.

Foreign Asset/Account Reporting Information. If you are a French resident and maintain a foreign bank account, you must report such account to the French tax authorities when filing your annual tax return. Failure to comply with this requirement could trigger significant penalties and you should consult with your personal advisor to ensure proper compliance with applicable reporting requirements in France.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with securities (including proceeds realized upon the sale of shares of Common Stock or the receipt of dividends), the report must be made by the 5th day of the month following the month in which the payment was received. The report must be filed electronically and the form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de), in both German and English. You are responsible for making this report.

HONG KONG

Terms and Conditions

Sale Restriction. Shares of Common Stock received at exercise are accepted as a personal investment. Notwithstanding anything contrary in the Agreement or the Plan, in the event the option vests and you exercise the option such that shares are issued to you within six months of the Date of Grant, you agree that you will not offer to the public or otherwise dispose of any shares acquired prior to the six-month anniversary of the Date of Grant.

Notifications

Securities Law Information. WARNING: You understand that the contents of the Agreement, the Plan and other incidental communication materials have not been reviewed by any regulatory authority in Hong Kong. You should exercise caution in relation to the option. If you are in any doubt about any of the contents of the Plan, you should obtain independent professional advice. You understand that neither the option nor the issuance of shares of Common Stock upon exercise of the option constitutes a public offer of securities under Hong Kong law and is available only to Employees, Consultants or Directors of the Company and its Affiliates. You understand that the Agreement, the Plan and other incidental communication materials that you may receive (i) are not intended to constitute a “prospectus” for a public offering of securities under applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each Employee, Consultant or Director of the Company and its Affiliates, and may not be distributed to any other person.

IRELAND

Notifications

Director Notification Obligation. Directors, shadow directors or secretaries of an Irish Affiliate whose interest in the Company represents more than 1% of the Company’s voting share capital must notify the Irish Affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., option granted under the Plan, shares of Common Stock, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of the spouse or children under the age of 18 of the director, shadow director or secretary (whose interests will be attributed to the director, shadow director or secretary).

ITALY

Terms and Conditions

Exercise of Option. The following provision supplements Section 8 of the Option Agreement.

Unless otherwise determined by the Board, to exercise the option, you must pay the exercise price by using the method set forth in Section 4(a) of the Option Agreement. Under this exercise method, you must use a licensed securities broker acceptable to the Company, such that all shares of Common Stock subject to the exercised option will be sold immediately upon exercise and the proceeds of sale, less the exercise price, any Tax-Related Items and broker’s fees and commissions, will be remitted to you. The Company reserves the right to make additional forms of exercise available to you.

Data Privacy Notice. The following provisions replace Section 13 of the Option Agreement:

You understand that that the Company and the Employer may hold certain personal information about you, including your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships you hold in the Company, details of the Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of managing and administering the Plan.

You also understand that providing the Company with the Data is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is Pure Storage, Inc., with registered offices at 650 Castro Street, Suite #400, Mountain View, California, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Pure Storage Italy, SRL with registered address at Via Alfredo Tornaghi 59, Cassano D’Adda, CAP 20062, Milan, Italy.

You understand that your Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. You further understand that the Company and any Affiliate will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and that the Company and any Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to a broker or another third party with whom you may elect to deposit any shares of Common Stock acquired under the Plan. Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that these recipients may be located in the European Economic Area, or elsewhere, such as the U.S. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete your Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of your Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, ask for rectification of your Data and cease, for legitimate reason, the Data processing. Furthermore, you are aware that your Data will not be used for direct marketing purposes. In addition, the Data provided may be reviewed and questions or complaints can be addressed by contacting your human resources department.

Plan Acknowledgement. You acknowledge having specifically and expressly approved and agreed to the following sections of the Option Agreement: Section 6 (Compliance), Section 7 (Term), Section 10 (Responsibility for Taxes), Section 11 (Nature of Grant), Section 12 (No Advice Regarding Grant), Section 19 (Language), Section 21 (Appendix), Section 22 (Imposition of Other Requirements), Section 23 (Governing Law/Venue), and the Data Privacy Notice set forth above.

Notifications

Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (such as cash, shares of Common Stock or options) which may generate income taxable in Italy are required to report such assets on their annual tax returns or on a special form if no tax return is due. The same reporting duties apply to Italian residents who are beneficial owners of the foreign financial assets pursuant to Italian money laundering provisions, even if they do not directly hold the foreign asset abroad. You are advised to consult a personal legal advisor to ensure compliance with applicable reporting requirements.

Foreign Asset Tax Information. The value of the financial assets held outside of Italy by Italian residents is subject to a foreign asset tax. Such tax is currently levied at an annual rate of 2 per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (e.g., shares of Common Stock acquired under the Plan) assessed at the end of the calendar year.

JAPAN

Exchange Control Information. If you acquire shares of Common Stock valued at more than ¥100,000,000 in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the shares of Common Stock.

In addition, if you pay more than ¥30,000,000 in a single transaction for the acquisition of shares of Common Stock when you exercise your option, you must file a Payment Report with the Ministry of Finance through the Bank of Japan within 20 days of the date that the payment is made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

Please note that a Payment Report is required independently from a Securities Acquisition Report; therefore, you must file both a Payment Report and a Securities Acquisition Report if the total amount that you pay in a single transaction for exercising the option and purchasing shares of Common Stock exceeds ¥100,000,000.

Foreign Asset/Account Reporting Information. Japanese residents are required to report details of any assets held outside of Japan as of December 31, including shares of Common Stock acquired under the Plan, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 each year. You are responsible for complying with this reporting obligation if applicable to you and you should consult your personal tax advisor in this regard.

MALAYSIA

Terms and Conditions

Data Privacy. The following provisions replace in its entirety Section 13 of the Option Agreement:

As a condition of the grant of the option, you hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Employer, the Company and any other Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purpose of managing and administering the Plan.

You acknowledge that Data will be transferred to Morgan Stanley Smith Barney LLC, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You accept that these recipients may be located in the United States or the European Economic Area and that the recipient’s country may have different data privacy laws and protections than your country. You authorize the Company, Morgan Stanley Smith Barney LLC and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of Data to Morgan Stanley Smith Barney LLC or any other third party with whom you may elect to deposit any shares of Common Stock acquired upon exercise of the option, as such Data may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on your behalf. You understand Data will be held only as long as necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, without cost to you, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or later seek to revoke consent, your employment status or service and career with the Company or the Employer will not be adversely affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant options or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing consent may affect your ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Malaysian Translation:

Sebagai syarat pemberian Opsyen, Penerima Opsyen dengan ini secara eksplisit dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi Peserta seperti yang diterangkan dalam perenggan ini oleh dan di antara, seperti mana yang terpakai, Majikan dan Syarikat dan mana-mana Syarikat Induk, Anak- Syarikat atau Syarikat Sekutu untuk tujuan ekslusif bagi melaksanakan, mentadbir dan menguruskan penyertaan Penerima Opsyen dalam Pelan.

Penerima Opsyen memahami bahawa Majikan dan Syarikat Induk, Anak-Syarikat atau Syarikat Sekutu memegang maklumat peribadi tertentu tentang Penerima Opsyen, termasuk, nama Penerima Opsyen, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain (contohnya nombor pendaftaran penduduk), gaji, kewarganegaraan, jawatan, apa-apa Syer atau jawatan pengarah yang dipegang di Syarikat, butir-butir semua Opsyen atau apa-apa hak dalam Syer yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah Penerima Opsyen (“Data”), untuk tujuan eksklusif bagi melaksanakan dan mentadbir Pelan.

Penerima Opsyen mengakui bahawa Data akan dipindahkan kepada Morgan Stanley Smith Barney LLC, atau pembekal perkhidmatan pelan saham atau broker yang mungkin ditetapkan oleh Syarikat pada masa depan, yang membantu Syarikat dengan pelaksanaan, pentadbiran dan pengurusan Pelan. Penerima Opsyen menerima bahawa penerima-penerima mungkin berada di Amerika Syarikat atau Kawasan Ekonomi Eropah dan bahawa negara penerima-penerima mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Penerima Opsyen. Penerima Opsyen memberi kuasa kepada Syarikat. brokernya, mana-mana penerima-penerima yang mungkin membantu Syarikat (pada masa sekarang atau pada masa depan) dengan melaksanakan, mentadbir dan menguruskan Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan Penerima Opsyen dalam Pelan, termasuk pemindahan Data kepada broker yang ditetapkan atau pihak ketiga lain dengan siapa Penerima Opsyen memilih untuk mendepositkan apa-apa Syer yang dimiliki apabila Opsyen terletak hak, kerana Data mungkin diperlukan untuk pentadbiran Pelan dan / atau pegangan Saham seterusnya bagi pihak Penerima Opsyen. Penerima Opsyen memahami bahawa Data hanya akan disimpan untuk tempoh yang perlu bagi melaksanakan, mentadbir, dan menguruskan penyertaan Penerima Opsyen dalam Pelan. Penerima Opsyen memahami bahawa Penerima Opsyen boleh, pada bila-bila masa, melihat Data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan yang perlu dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos kepada Penerima Opsyen, dengan menghubungi secara bertulis wakil sumber manusia tempatan Penerima Opsyen Pengarah. Selanjutnya, Penerima Opsyen memahami bahawa Penerima Opsyen memberi persetujuan ini secara sukarela. Sekiranya Penerima Opsyen tidak bersetuju, atau kemudian membatalkan persetujuannya, status pekerjaan atau perkhidmatan dan kerjaya dengan Majikan tidak akan terjejas; satunya akibat jika tidak bersetuju atau menarik balik persetujuan adalah bahawa

Syarikat tidak akan dapat menganugerahkan kepada Penerima Opsyen Opsyen-opsyens atau anugerah ekuiti lain atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, Penerima Opsyen memahami bahawa keengganan atau penarikan balik persetujuan Penerima Opsyen boleh menjejaskan keupayaannya untuk mengambil bahagian dalam Pelan. Untuk maklumat lanjut mengenai akibat keengganan untuk memberikan keizinan atau penarikan balik keizinan, Penerima Opsyen memahami bahawa Penerima Opsyen boleh menghubungi wakil sumber manusia tempatan Penerima Opsyen.

Notifications

Director Notification Obligation. If you are a director of a Malaysian Affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when you receive or dispose of an interest (e.g., options or shares of Common Stock) in the Company or any related company. Such notifications must be made within fourteen days of receiving or disposing of any interest in the Company or any Affiliate.

MEXICO

Terms and Conditions

Acknowledgement of the Agreement. In accepting the option, you acknowledge that you have received a copy of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement. You further acknowledge that you have read and specifically and expressly approve the terms and conditions of Section 11 of the Option Agreement, in which the following is clearly described and established:

a)	That your participation in the Plan does not constitute an acquired right.

b)	That the Plan and your participation in the Plan is offered by the Company on a wholly discretionary basis.

c)	That your participation in the Plan is voluntary.

d)	That the Company and its Affiliates are not responsible for any decrease in the value of the shares of Common Stock granted under the Plan.

Labor Law Policy and Acknowledgement. By participating in the Plan, you expressly recognize that the Company, Pure Storage, Inc., with registered offices at 650 Castro Street, Suite #400, Mountain View, California, United States of America, is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of shares of Common Stock do not constitute an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis. Based on the foregoing, you expressly recognize that the Plan and any benefits you may derive from participation in the Plan do not establish any rights between you and the Employer or any other Affiliate, and do not form part of the employment conditions and/or benefits provided by the Employer, and any modification of the Plan or its termination will not constitute a change or impairment of the terms and conditions of your employment.

You further understand that participation in the Plan is as a result of a unilateral and discretionary decision of the Company, therefore, the Company reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you.

Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company, its Affiliates, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Spanish Translations:

Reconocimiento de la Política. Derivado de mi aceptación de la opción, reconozco que he recibido una copia del Plan, he revisado el mismo y el Convenio en su totalidad y comprendo y estoy de acuerdo con los todas las disposiciones tanto del Plan como del Convenio. Asimismo, reconozco que he leído y específica y expresamente manifiesto mi conformidad con los términos y condiciones establecidos en el Capitulo 11 de dicho Convenio, en el cual se establece claramente que:

a)	Mi participación en el Plan de ninguna manera constituye un derecho adquirido.

b)	Que el Plan y mi participación en el mismo es una oferta por parte de la Compañía de forma completamente discrecional.

c)	Que mi participación en el Plan es voluntaria.

d)	Que la Compañía y sus Afiliados no son responsables de cualquier pérdida en el valor de participaciones en Acciones Ordinarias otorgadas mediante el Plan.

Política de Legislación Laboral y Acuse de Recibo. Al participar en el Plan, Ud. expresamente reconoce que la Compañía, Pure Storage, Inc., con oficinas registradas en 650 Castro Street, Suite #400, Mountain View, California, Estados Unidos de América, únicamente es responsable de la administración del Plan y que la participación suyo en el Plan y la adquisición de participaciones en Acciones Ordinarias no constituye una relación de trabajo entre Ud. y la Compañía, por causa que Ud. está participando en el Plan en una base enteramente comercial. Con base en lo anterior, Ud. expresamente reconoce que el Plan y cualquier prestación que pueda recibir de la participación en el Plan no establece derecho alguno entre Ud. y el Patrón, o cualquier otro Afiliado, y no forma parte de las condiciones de trabajo y/o prestaciones provistas por el Patrón, y que cualquier modificación al Plan o la terminación del mismo no constituirán un cambio o deterioro de las condiciones de su trabajo.

A su vez, Ud. comprende que la participación en el Plan se da como resultado de una decisión unilateral y discrecional de la Compañía; por lo que la Compañía se reserva el derecho absoluto de modificar y/o discontinuar su participación en cualquier momento y sin ninguna responsabilidad hacia Ud.

Finalmente, Ud. en este acto declara que no se reserva ninguna acción o derecho para intentar reclamación alguna en contra de la Compañía por cualquier compensación o daños relacionada con cualquier provisión del Plan o de los beneficios derivados del mismo, por lo que Ud. otorga el más amplio y completo finiquito a la Compañía, sus Afiliados, sus accionistas, directivos, agentes o representantes legales en relación a cualquier reclamación que pueda presentarse.

NETHERLANDS

Notifications

NEW ZEALAND

Terms and Conditions

Securities Law Information.

Warning

This is an offer of an option to acquire shares of Common Stock. An option gives you a stake in the ownership of Pure Storage, Inc. You may receive a return if dividends are paid.

If Pure Storage, Inc. runs into financial difficulties and is wound up, you will be paid only after all creditors and holders of preference shares have been paid. You may lose some or all of your investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment.

Ask questions, read all documents carefully, and seek independent financial advice before committing yourself.

SINGAPORE

Terms and Conditions

Securities Law Information. You acknowledge and agree that the offer is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA” ) and is not made to you with a view to the option or the underlying shares of Common Stock being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the option grant is subject to section 257 of the SFA and the you should not make any subsequent sale in Singapore, nor any offer of such subsequent sale of the shares of Common Stock acquired under the Plan unless such sale or offer is made (i) more than six months after the Date of Grant or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Notifications

Chief Executive Officer/Director Notification Obligation. You acknowledge and agree that if you are the Chief Executive Officer (“CEO”) or a director, associate director or shadow director of a Singapore Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Affiliate in writing when you receive an interest (e.g., shares of Common Stock) in the Company or any Affiliate. In addition, you must notify the Singapore Affiliate when you sell shares of Common Stock or shares of any Affiliate (including when you sell shares of Common Stock acquired at exercise). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any Affiliate. In addition, a notification of your interest in the Company or any Affiliate must be made within two business days of becoming the CEO or a director.

SOUTH AFRICA

Terms and Conditions

Exercise of Option. The following provision supplements Section 8 of the Option Agreement.

(a) You may exercise the option as provided in the Option Agreement, the Grant Notice, and the Plan. You are required to immediately notify the Employer of the amount of any gain realized at exercise of the option. If you fail to advise the Employer of such gain, you may be liable for a fine.

(b) If you exercise the option by a cash exercise, you must obtain and provide to the Employer, a Tax Clearance Certificate (with respect to foreign investments) bearing the official stamp and signature of the Exchange Control Department of the South African Revenue Service (“SARS”). You must renew this Tax Clearance Certificate every twelve months, or in such other period as may be required by the SARS.

Notifications

Exchange Control Information. Under current South African exchange control policy, you understand that if you are a South African resident, you may invest a maximum of ZAR11,000,000 per annum in offshore investments, including in shares of Common Stock. This limit does not apply to non-resident employees. The first ZAR1,000,000 annual discretionary allowance requires no prior authorization but you understand that you must obtain tax clearance for the next ZAR10,000,000. It is your responsibility to ensure that you do not exceed this limit and obtain the necessary tax clearance for remittances exceeding ZAR1,000,000. This limit is a cumulative allowance; therefore, your ability to remit funds for a cash exercise will be reduced if your foreign investment limit is utilized to make a transfer of funds offshore that is unrelated to the Plan. You acknowledge that if the ZAR11,000,000 limit will be exceeded as a result of a cash exercise under the Plan, you may still participate in the Plan; however, you will be required to immediately sell the shares of Common Stock acquired under the Plan and repatriate the proceeds to South Africa in order to ensure that you do not hold assets outside South Africa with a value in excess of the permitted offshore investment allowance amount.

SOUTH KOREA

Notifications

Exchange Control Information. If you remit funds out of South Korea to pay the exercise price, you agree to comply with any exchange control requirements, including any necessary confirmation of the remittance of funds with a foreign exchange bank in South Korea. The foreign exchange bank may require that you submit the following supporting documents evidencing the nature of the remittance to the bank together with the confirmation application: (i) the Agreement; (ii) the Grant Notice; (iii) the Plan; and (iv) your certificate of employment.

Further, Korean residents who realize US$500,000 or more from the sale of shares of Common Stock or the receipt of any dividends in a single transaction must repatriate the proceeds to Korea within 18 months of the sale or receipt.

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency) on any month-end during a calendar year. You should consult with your personal tax advisor to determine your personal reporting obligations.

SPAIN

Terms and Conditions

Vesting and Nature of Grant. The following provisions supplement Section 11 of the Option Agreement:

In accepting the option, you consent to participate in the Plan and acknowledge that you have received a copy of the Plan.

You understand and agree that unless otherwise provided in the Agreement, you will forfeit any unvested portion of the option as of the date your Continuous Service ends without entitlement to the underlying shares of Common Stock or to any amount of indemnification in the event of your termination by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with Cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal adjudged or recognized to be without Cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without Cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985.

You understand that the Company has unilaterally, gratuitously and discretionally decided to grant options under the Plan to individuals who may be Employees, Consultants or Directors of the Company or an Affiliate throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Affiliate on an ongoing basis, other than as set forth in the Agreement. Consequently, you understand that the option is granted on the assumption and condition that the option and any shares of Common Stock acquired upon exercise of the option are not part of any employment or service contract (either with the Company or any Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, you understand that the option would not be granted to you but for the assumptions and conditions referred to herein; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the option shall be null and void.

Notifications

Securities Law Information. You understand that the option and shares of Common Stock described in the Agreement do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. This Agreement has not been nor will be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. You must declare the acquisition, ownership and disposition of stock in a foreign company (including shares of Common Stock acquired under the Plan) to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness, for statistical purposes. You must also declare ownership of any shares of Common Stock by filing a Form D-6 with the Directorate of Foreign Transactions each January while the shares of Common Stock are owned. In addition, the sale of shares of Common Stock must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530), or you hold 10% or more of the share capital of the Company or other such amount that would entitle you to join the Board, in which case the filing is due within one month after the sale.

Foreign Asset/Account Reporting Information. You are required to electronically declare to the Bank of Spain any security accounts (including brokerage accounts held abroad), as well as the securities (including shares of Common Stock acquired under the Plan) held in such accounts, and any transactions carried out with non-residents, if the value of the transactions for all such accounts during the prior year or the balances in such accounts as of December 31 of the prior year exceeds €1,000,000. More frequent reporting is required if such transaction value or account balance exceeds €100,000,000. If neither the total balances nor the total transactions with non-residents during the relevant period exceeds €50,000,000, a summarized form of declaration may be used.

In addition, to the extent you hold shares and/or have bank accounts outside of Spain with a value in excess of €50,000 (for each type of asset) as of December 31, you will be required to report information on such assets on your tax return for such year. After such shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously reported shares or accounts increases by more than €20,000 as of each subsequent December 31.

SWEDEN

There are no country-specific terms.

SWITZERLAND

Notifications

Securities Law Information. You acknowledge that the Plan is not intended to be publicly offered in or from Switzerland. Neither the Agreement nor any other materials relating to the option constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither the Agreement nor any other materials relating to the option may be publicly distributed nor otherwise made publicly available in Switzerland.

TAIWAN

Terms and Conditions

Data Privacy. The following provision supplements Section 13 of the Option Agreement:

You hereby acknowledge having read and understood the terms regarding the collection, processing and transfer of Data contained in Section 13 of the Option Agreement and, by participating in the Plan, you agree to such terms. In this regard, upon request of the Company or the Employer, you agree to provide any executed data privacy consent form (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary under applicable data privacy laws, either now or in the future. You understand that you will not be able to participate in the Plan if you fail to execute any such consent or agreement.

Notifications

Securities Law Information. The option and the shares of Common Stock underlying the option are available only for Employees, Consultants or Directors of the Company and its Affiliates. It is not a public offer of securities by a Taiwanese company.

Exchange Control Information. Taiwanese residents may acquire and remit foreign currency (including proceeds from the sale of shares of Common Stock) into and out of Taiwan up to US$5,000,000 per year. You understand that if you are a Taiwanese resident, and the transaction amount is TWD$500,000 or more in a single transaction, you may need to submit a foreign exchange transaction form and provide supporting documentation to the satisfaction of the remitting bank.

THAILAND

Notifications

Exchange Control Information. If you remit funds out of Thailand to exercise your option, it is your responsibility to comply with applicable exchange control laws. Under current exchange control regulations, you may remit funds out of Thailand up to US$1,000,000 per year to purchase shares (and otherwise invest in securities abroad) by submitting an application to an authorized agent, (i.e., a commercial bank authorized by the Bank of Thailand to engage in the purchase, exchange and withdrawal of foreign currency). The application includes the Foreign Exchange Transaction Form, a letter describing the option, a copy of the Plan and related documents, and evidence showing the nexus between the Company and the Employer. If you use a method of exercise that does not involve remitting funds out of Thailand, this requirement does not apply.

Further, you acknowledge that you are required to immediately repatriate the proceeds from the sale of shares of Common Stock or from any dividends paid on such shares of Common Stock to Thailand if the funds received in a single transaction are US$50,000 or more. You also will be required to either convert such repatriated proceeds to Thai Baht or deposit the proceeds into a foreign currency deposit account within 360 days of repatriation. You must specifically report the inward remittance to the Bank of Thailand on a foreign exchange transaction form. If you fail to comply with these obligations, you may be subject to penalties assessed by the Bank of Thailand. You acknowledge that you should consult your personal legal advisor prior to taking any action with respect to remittance of proceeds related to the Plan into Thailand. You are responsible for ensuring compliance with all exchange control laws in Thailand.

UNITED ARAB EMIRATES

Notifications

Securities Law Information. Participation in the Plan is being offered only to Employees, Consultants and Directors of the Company and its Affiliates, and is in the nature of providing equity incentives to those providing services in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to such participants and must not be delivered to, or relied on by, any other person. You should conduct your own due diligence on the securities. If you do not understand the contents of the Plan or the Agreement, you understand that you should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan, and neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Agreement, nor taken any steps to verify the information set out therein and have no responsibility for such documents.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following supplements Section 10 of the Option Agreement:

You must pay to the Company or the Employer any amount of income tax that the Company or the Employer may be required to account to Her Majesty’s Revenue and Customs (“HMRC”) with respect to the event giving rise to the income tax (the “Taxable Event”) that cannot be satisfied by the means described in Section 10 of the Option Agreement. If payment or withholding of the income tax due is not made within ninety days of the end of the United Kingdom (“UK”) tax year in which the Taxable Event occurs, or such other period as required under UK law (the “Due Date”), you agree that the amount of any uncollected income tax shall constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current HMRC Official Rate, it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 10 of the Option Agreement. If you fail to comply with your obligations in connection with the income tax as described in this section, the Company may refuse to deliver the shares of Common Stock acquired under the Plan.

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), you shall not be eligible for a loan from the Employer to cover income tax. In the event that you are a director or executive officer and income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for any employee NICs due on this additional benefit, which may be recovered from you by the Company or the Employer at any time thereafter by any of the means referred to in Section 10 of the Option Agreement.

Joint Election for Transfer of Liability for Employer National Insurance Contributions. As a condition of participation in the Plan and the exercise of your option, you agree to accept any liability for secondary Class 1 National Insurance contributions that may be payable by the Company or any Affiliate, including the Employer, in connection with your option and any event giving rise to Tax-Related Items (“Employer NICs”). Without prejudice to the foregoing, you agree to execute a joint election with the Company or the Employer, the form of such joint election (the “Joint Election”) being attached to this Appendix and having been approved formally by HMRC, and any other required consent or election prior to exercise of the option. You further agree to execute such other joint elections as may be required between you and any successor to the Company or any Affiliate, including the Employer. You further agree that the Company and any Affiliate, including the Employer, may collect the Employer NICs from you by any of the means set forth in Section 10 of the Option Agreement.

If you do not enter into the Joint Election prior to the exercise of your option, you will not be entitled to exercise the option unless and until you enter into the Joint Election, and no shares will be issued to you under the Plan, without any liability to the Company or any Affiliate, including the Employer.

ADDITIONAL WORDING TO INCLUDE IF ELECTION IS TO BE ENTERED INTO ELECTRONICALLY:

Onscreen disclaimer

If you are liable for National Insurance contributions (“NICs”) in the UK in connection with your participation in the Pure Storage, Inc. 2015 Equity Incentive Plan, you are required to enter into an Election to transfer to you any liability for employer’s NICs that may arise in connection with your participation in the Plan.

Clicking on the “ACCEPT” box indicates your acceptance of the Election. You should read the “Important Note on the Election to Transfer Employer NICs” before accepting the Election.

Important Note on the Election to Transfer Employer NICs

If you are liable for National Insurance contributions (“NICs”) in the UK in connection with your participation in the Pure Storage, Inc. 2015 Equity Incentive Plan, you are required to enter into an Election to transfer to you any liability for employer’s NICs that may arise in connection with your participation in the Plan.

By entering into the Election:

•	you agree that any employer’s NICs liability that may arise in connection with your participation in the Plan will be transferred to you;

•	you authorise your employer to recover an amount sufficient to cover this liability by such methods including, but not limited to, deductions from your salary or other payments due or the sale of sufficient shares acquired pursuant to your awards; and

•	you acknowledge that even if you have clicked on the “ACCEPT” box where indicated, the Company or your employer may still require you to sign a paper copy of this Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Election.

Please read the Election carefully.

Please print and keep a copy of the Election for your records.

Joint Election for Transfer of Liability for

Employer National Insurance Contributions to Employee

Election to Transfer the Employer’s National Insurance Liability to the Employee

This Election is between:

A.	The individual who has obtained authorised access to this Election (the “Employee”), who is employed by a UK company listed in the attached Schedule (the “Employer”) and who is eligible to receive stock options and/or restricted stock units (collectively, “Awards”) pursuant to the Pure Storage, Inc. 2015 Equity Incentive Plan (the “Plan”), and

B.	Pure Storage, Inc. with its registered office at 650 Castro Street, Suite #400, Mountain View, California, 94041 United States of America (the “Company”), which may grant Awards under the Plan and is entering into this Election on behalf of the Employer.

1.	Introduction

1.1	This Election relates to all Awards granted to the Employee under the Plan up to the termination date of the Plan.

1.2	In this Election the following words and phrases have the following meanings:

(a)	“Chargeable Event” means, in relation to the Awards:

(i)	the acquisition of securities pursuant to the Awards (within section 477(3)(a) of ITEPA 2003);

(ii)	the assignment (if applicable) or release of the Awards in return for consideration (within section 477(3)(b) of ITEPA 2003);

(iii)	the receipt of a benefit in connection with the Awards, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA 2003);

(iv)	post-acquisition charges relating to the Awards and/or shares acquired pursuant to the Awards (within section 427 of ITEPA 2003); and/or

(v)	post-acquisition charges relating to the Awards and/or shares acquired pursuant to the stock options (within section 439 of ITEPA 2003).

(b)	“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003.

(c)	“SSCBA” means the Social Security Contributions and Benefits Act 1992.

1.3	This Election relates to the Employer’s secondary Class 1 National Insurance contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the Awards pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4	This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

1.5	This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA 2003 (employment income: securities with artificially depressed market value).

2.	The Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Employee. The Employee understands that, by signing or electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3.	Payment of the Employer’s Liability

3.1	The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Chargeable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Awards; and/or

(iv)	by any other means specified in the applicable award agreement.

3.2	The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities related to the Awards to the Employee until full payment of the Employer’s Liability is received.

3.3	The Company agrees to procure the remittance by the Employer of the Employer’s Liability to Her Majesty’s Revenue & Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs if payments are made electronically).

4.	Duration of Election

4.1	The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2	Any reference in this Election to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and relevant award agreement. This Election will continue in effect in respect of any awards which replace the Awards in circumstances where section 483 of ITEPA 2003 applies.

4.3	This Election will continue in effect until the earliest of the following:

(i)	the Employee and the Company agree in writing that it should cease to have effect;

(ii)	on the date the Company serves written notice on the Employee terminating its effect;

(iii)	on the date Her Majesty’s Revenue & Customs withdraws approval of this Election; or

(iv)	after due payment of the Employer’s Liability in respect of the entirety of the Awards to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

4.4	This Election will continue in force regardless of whether the Employee ceases to be an employee of the Employer.

Acceptance by the Company

The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorized representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signature for and on behalf of the Company
Position
Date

Schedule of Employer Companies

The employing company to which this Election relates is:

Name	Pure Storage UK Limited

Registered Office:	11th Floor Whitefriars, Lewins Mead, Bristol, BS1 2NT

Company Registration Number:	08268206

Corporation Tax Reference:	39442 28430

PAYE Reference:

ATTACHMENT II

2015 EQUITY INCENTIVE PLAN

ATTACHMENT III

NOTICE OF EXERCISE

NOTICE OF EXERCISE

Pure Storage, Inc.

Attention: Stock Plan Administrator

650 Castro Street, Suite 400

Mountain View, CA, 94041-2155 USA

Date of Exercise:

This constitutes notice to Pure Storage, Inc. (the “Company”) under my stock option that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) for the price set forth below.

Type of option (check one):	Incentive ☐	Nonstatutory ☐

Stock option dated:

Number of Shares as to which option is exercised:

Certificates to be issued in name of:

Total exercise price:	US$	US$

Cash payment delivered herewith:	US$ –	US$ –
Value of Shares delivered herewith:	US$ –	US$ –

Regulation T Program (cashless exercise):	US$ –	US$ –

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Pure Storage, Inc. 2015 Equity Incentive Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an Incentive Stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the Shares issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such Shares are issued upon exercise of this option.

Very truly yours,

Signature

Print Name